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                       [CHOATE, HALL & STEWART Letterhead]


                                                          CHOATE, HALL & STEWART
                                                                 FORM OF OPINION


                                        [September __], 1997



Pacific National Corporation
61 Main Street
Nantucket, Massachusetts

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 6.03(d) of the Affiliation Agreement and Plan of Reorganization dated as of May 23, 1997 (the "Agreement") among BankBoston Corporation ("BKBC"), a Massachusetts corporation, Boston Parent Corp. ("Sub"), a newly incorporated, direct and wholly owned subsidiary of BKBC, and Pacific National Corporation, a Massachusetts corporation ("Pacific"). Pursuant to the Agreement, Sub will merge with and into Pacific in a transaction (the "Merger") in which the existing stockholders of Pacific, other than dissenting stockholders, will receive common stock of BKBC ("BKBC Common Stock") in exchange for their issued and outstanding shares of common stock of Pacific ("Pacific Common Stock"). You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement.

     For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Proxy Statement-Prospectus dated [September __], 1997 included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by BKBC in connection with the Merger (Registration No. 333-_________), and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form ) and the conformity to the originals of all documents purporting to be copies.

     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and on the Certificates from BKBC, Pacific, Sub and certain stockholders of Pacific dated on or about the


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Pacific National Corporation
[September __], 1997
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date hereof copies of which are attached hereto. Our opinion assumes that all representations set forth in the Documents and in such Certificates are true and correct in all material aspects as of the date hereof. In addition, our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date and we assume no obligations to advise you of changes in the law or fact that occur after the date of this opinion.

     On the basis of and subject to the foregoing, and assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and Certificates, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute a reorganization under Section 368(a) of the Code.

     2. No gain or loss will be recognized by the stockholders of Pacific upon the receipt of BKBC Common Stock in exchange for their Pacific Common Stock, except to the extent of cash received in lieu of fractional shares.

     This opinion is being delivered solely to you for your use in connection with the referenced transaction and such other uses to which we have given our prior written consent. It may not be relied upon by any other person or used for any other purpose.

                                        Very truly yours,


                                        CHOATE, HALL & STEWART